Suite 1710, 650 West Georgia Street
Vancouver, BC V6B 4N9

NOTICE OF MEETING

AND

INFORMATION CIRCULAR

For

Annual General Meeting of Shareholders
To be Held on
Wednesday, June 13, 2007
at
30th Floor, 650 West Georgia Street
Vancouver, BC V6B 4N9

CANADIAN ZINC CORPORATION
NOTICE OF MEETING

Suite 1710, 650 West Georgia Street
Vancouver, BC V6B 4N9

TO: The Shareholders of Canadian Zinc Corporation

NOTICE IS HEREBY GIVEN THAT an annual general meeting (the "Meeting") of the shareholders of Canadian Zinc Corporation (the "Company") will be held at 30th Floor, 650 West Georgia Street, Vancouver, British Columbia on Wednesday, June 13, 2007, at the hour of 10:00 a.m., Vancouver time, for the following purposes:

1.	To receive and consider the report of the directors and the financial statements of the Company together with the auditor's report thereon for the financial year ended December 31, 2006;

2.	To determine the number of directors at six (6);

3.	To elect directors for the ensuing year;

   4. To appoint Ernst & Young LLP as the auditors for the ensuing year;

5.	To authorize the directors to fix the remuneration to be paid to the auditors;

6.
To re-approve the Company's stock option plan pursuant to which the aggregate number of common shares of the Company which may be issued to directors, officers, employees and consultants of the Company and its subsidiaries may not exceed 10% of the issued and outstanding common shares at the time of the grant; and

7.	To transact such further or other business as may properly come before the Meeting and any adjournments thereof.

The accompanying information circular provides additional information relating to the matters to be dealt with at the Meeting and is deemed to form part of this notice. Also accompanying this notice is a form of proxy and a supplemental mailing return card. Any adjournment of the Meeting will be held at a time and place to be specified at the Meeting.

Only holders of common shares of record at the close of business on May 4, 2007 will be entitled to receive notice of and vote at the Meeting. If you are unable to attend the Meeting in person, please complete, sign and date the enclosed form of proxy and return the same in the enclosed return envelope provided for that purpose within the time and to the location set out in the form of proxy accompanying this notice.

DATED this 11th day of May, 2007

BY ORDER OF THE BOARD OF DIRECTORS

(Signed)
John F. Kearney Chairman

If you are a non-registered shareholder of the Company and receive these materials through your broker or through another intermediary, please complete and return the materials in accordance with the instructions provided to you by your broker or by the other intermediary. Failure to do so may result in your shares not being eligible to be voted by proxy at the Meeting.

CANADIAN ZINC CORPORATION
Suite 1710, 650 West Georgia Street
Vancouver, BC V6B 4N9

INFORMATION CIRCULAR

(As at May 4, 2007 except as otherwise indicated)

This information circular is furnished in connection with the solicitation of proxies by the management of Canadian Zinc Corporation (the "Company") for use at the annual general meeting of the Company to be held on June 13, 2007 and at any adjournments thereof (the "Meeting"). The solicitation will be conducted by mail and may be supplemented by telephone or other personal contact to be made without special compensation by officers and employees of the Company. The cost of solicitation will be borne by the Company.

APPOINTMENT OF PROXYHOLDER

The purpose of a proxy is to designate persons who will vote the proxy on a shareholder's behalf in accordance with the instructions given by the shareholder in the proxy. The persons whose names are printed in the enclosed form of proxy for the Meeting are officers or directors of the Company (the "Management Proxyholders").

A shareholder has the right to appoint a person other than a Management Proxyholder, to represent the shareholder at the Meeting by striking out the names of the Management Proxyholders and by inserting the desired person's name in the blank space provided or by executing a proxy in a form similar to the enclosed form. A proxyholder need not be a shareholder.

REVOCABILITY OF PROXY

Any registered shareholder who has returned a proxy may revoke it at any time before it has been exercised. In addition to revocation in any other manner permitted by law, a proxy may be revoked by instrument in writing, including a proxy bearing a later date, executed by the registered shareholder or by his attorney authorized in writing or, if the registered shareholder is a corporation, under its corporate seal or by an officer or attorney thereof duly authorized. The instrument revoking the proxy must be deposited at the registered office of the Company, at any time up to and including the last business day preceding the date of the Meeting, or any adjournment thereof, or with the chairman of the Meeting on the day of the Meeting. Only registered shareholders have the right to revoke a proxy. Non-Registered Holders who wish to change their vote must, at least seven (7) days before the Meeting, arrange for their respective nominees or intermediaries to revoke the proxy on their behalf.

VOTING BY PROXY

Only registered shareholders or duly appointed proxyholders are permitted to vote at the Meeting. Shares represented by a properly executed proxy will be voted or be withheld from voting on each matter referred to in the Notice of Meeting in accordance with the instructions of the shareholder on any ballot that may be called for and if the shareholder specifies a choice with respect to any matter to be acted upon, the shares will be voted accordingly.

If no choice is specified and one of the Management Proxyholders is appointed by a shareholder as proxyholder, such person will vote in favour of the matters specified in the notice of meeting for this Meeting and for all other matters proposed by management at the Meeting.

The enclosed form of proxy also confers discretionary authority upon the person named therein as proxyholder with respect to amendments or variations to matters identified in the Notice of the Meeting and with respect to other matters which may properly come before the Meeting.  At the date of this information circular, management of the Company knows of no such amendments, variations or other matters to come before the Meeting.

COMPLETION AND RETURN OF PROXY

Completed forms of proxy must be deposited at the office of the Company's registrar and transfer agent, Computershare Investor Services Inc., Proxy Department, 100 University Avenue, 9th Floor, Toronto, Ontario, M5J 2Y1, not later than forty-eight (48) hours, excluding Saturdays, Sundays and holidays, prior to the time of the Meeting, unless the chairman of the Meeting elects to exercise his discretion to accept proxies received subsequently.

NON-REGISTERED HOLDERS

Only shareholders whose names appear on the records of the Company as the registered holders of common shares or duly appointed proxyholders are permitted to vote at the Meeting. Most shareholders of the Company are "non-registered" shareholders because the common shares they own are not registered in their names but are instead registered in the name of a nominee such as a brokerage firm, bank or trust company through which they purchased the common shares. More particularly, a person is not a registered shareholder in respect of common shares which are held on behalf of that person (the "Non-Registered Holder") but which are registered either: (a) in the name of an intermediary (an "Intermediary") that the Non-Registered Holder deals with in respect of the common shares (Intermediaries include, among others, banks, trust companies, securities dealers or brokers and trustees or administrators of self-administered RRSP's, RRIFs, RESPs and similar plans); or (b) in the name of a clearing agency (such as The Canadian Depository for Securities Limited ("CDS")) of which the Intermediary is a participant. In accordance with the requirements of National Instrument 54-101 of the Canadian Securities Administrators, the Company has distributed copies of the notice of meeting, this information circular and the proxy (collectively, the "Meeting Materials") to the clearing agencies and Intermediaries for onward distribution to Non-Registered Holders.

Intermediaries are required to forward the Meeting Materials to Non-Registered Holders unless a Non-Registered Holder has waived the right to receive them. Very often, Intermediaries will use service companies to forward the Meeting Materials to Non-Registered Holders. Generally, Non-Registered Holders who have not waived the right to receive Meeting Materials will either:

(a)
be given a form of proxy which has already been signed by the Intermediary (typically by a facsimile, stamped signature), which is restricted as to the number of shares beneficially owned by the Non-Registered Holder but which is otherwise not completed. Because the Intermediary has already signed the form of proxy, this form of proxy is not required to be signed by the Non-Registered Holder when submitting the proxy. In this case, the Non-Registered Holder who wishes to submit a proxy should otherwise properly complete the form of proxy and deliver it to Computershare Trust Company of Canada as provided above; or

(b)
more typically, be given a voting instruction form which is not signed by the Intermediary, and which, when properly completed and signed by the Non-Registered Holder and returned to the Intermediary or its service company, will constitute voting instructions (often called a "proxy authorization form") which the Intermediary must follow. Typically, the proxy authorization form will consist of a one page pre-printed form. Sometimes, instead of the one page pre-printed form, the proxy authorization form will consist of a regular printed proxy form accompanied by a page of instructions which contains a removable label containing a bar-code and other information. In order for the form of proxy to validly constitute a proxy authorization form, the Non-Registered Holder must remove the label from the instructions and affix it to the form of proxy, properly complete and sign the form of proxy and return it to the Intermediary or its service company in accordance with the instructions of the Intermediary or its service company.

In either case, the purpose of this procedure is to permit Non-Registered Holders to direct the voting of the common shares which they beneficially own. Should a Non-Registered Holder who receives one of the above forms wish to vote at the Meeting in person, the Non-Registered Holder should strike out the names of the Management Proxyholders and insert the Non-Registered Holder's name in the blank space provided. In either case, Non-Registered Holders should carefully follow the instructions of their Intermediary, including those regarding when and where the proxy or proxy authorization form is to be delivered.

In addition, Canadian securities legislation now permits the Company to forward meeting materials directly to "Non-Objecting Beneficial Owners" (NOBOs). As a result non-objecting beneficial owners can expect to receive a scannable Voting Instruction FORM (VIF) from Computershare. These VIFs are to be completed and returned to Computershare in the envelope provided or by facsimile. In addition, Computershare provides both telephone voting and internet voting as described on the VIF itself which contain complete instructions. Computershare will tabulate the results of the VIFs received from non objecting beneficial owners and will provide appropriate instructions at the Meeting with respect to the shares represented by the VIFs they receive. If the Company or its agent has sent these materials directly to you (instead of through a nominee), your name and address and information about your holdings of securities have been obtained in accordance with applicable securities regulatory requirements from the nominee holding on your behalf. By choosing to send these materials to you directly, the Company (and not the nominee holding on your behalf) has assumed responsibility for (i) delivering these materials to you and (ii) executing your proper voting instructions.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

Except as set out herein, to the knowledge of the management of the Company, since the beginning of the Company's last financial year, no director or executive officer of the Company nor any associate or affiliate of the foregoing persons, has any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in any matter to be acted upon at the Meeting other than the election of directors, the appointment of auditors or the approval of the stock option plan.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

The Company is authorized to issue an unlimited number of common shares without par value, of which as at May 4, 2007, the record date for the Meeting,  108,040,212 common shares were issued and outstanding. The holders of common shares are entitled to one vote for each common share held. Holders of common shares of record at the close of business on May 4, 2007 will be entitled to receive notice of and vote at the meeting. The Company has only one class of shares.

To the knowledge of management of the Company, no person beneficially owns, directly or indirectly, or exercises control or direction over shares carrying more than 10% of the voting rights attached to the common shares of the Company.

ELECTION OF DIRECTORS

At the meeting, shareholders will be asked to elect six (6) directors (the "Nominees"). The following table provides the names of the Nominees and information concerning them. The specified persons in the enclosed form of proxy intend to vote for the election of the Nominees. Management does not contemplate that any of the Nominees will be unable to serve as a director. Each director of the Company holds office until the next annual general meeting of shareholders or until his successor is elected or appointed.

Name, Province or State and Country of Ordinary Residence and Position Held with the Company	Principal Occupation During Preceding Five Years	Date First Became Director of the Company	Common Shares beneficially owned, directly or indirectly, or over which control or direction is exercised (1)
Robert Gayton(4) British Columbia, Canada Director
Chartered accountant/financial consultant; Director of eleven public companies, including Western Copper Corp., Bravo Venture Group, Intrinsyc Software Inc., Doublestar Resources Ltd., Northern Orion Resources Inc., Nevsun Resources Ltd. and Quaterra Resources Inc.
		May 2000	5,000 common shares
John F. Kearney(2) Ontario, Canada Chairman, President, Chief Executive Officer and Director	Chairman, President and Chief Executive Officer of Canadian Zinc Corporation since 2003; Chairman of Conquest Resources Limited since 2001; Chairman of Anglesey Mining plc since 1994.	November 2001	765,409 common shares
John A. MacPherson British Columbia, Canada Director	Chairman of Tower Energy Ltd; Chairman of Canadian Zinc Corporation from 2000 to June 2003.	May 1999	50,000 common shares
Dave Nickerson Northwest Territories, Canada Director	Professional engineer, mining consultant; Director of Tyhee Development Corp. and International X-Chequer Resources Inc.;	March 2004	Nil
Alan C. Savage(3) British Columbia, Canada Director	Chairman of Doublestar Resources Ltd.; Director of Copper Ridge Exploration Ltd.	June 2003	2,000 common shares
Alan B. Taylor British Columbia, Canada Vice President, Exploration, Chief Operating Officer and Director	Vice President, Exploration of Canadian Zinc Corporation since 1999 and Chief Operating Officer of Canadian Zinc Corporation since March 2004. Director of Sunrise Minerals Inc.	March 2004	Nil

(1)
The information as to common shares beneficially owned or over which the above-named directors exercise control or direction, not being within the knowledge of the Company, has been furnished by the respective directors individually.

(2)
Mr. Kearney served as a non-executive director of Q-Entertainment Inc. (TSX: QZR), a technology and entertainment company, from October 1996 to October 1997. On November 6, 1997, Q-Entertainment Inc. and its U.S. subsidiaries filed for Chapter 11 protection in the United States and subsequently filed for Chapter 7 bankruptcy in the United States Bankruptcy Court (Texas), following which a trustee in bankruptcy was appointed. Mr. Kearney also served as a non-executive director of McCarthy Corporation plc, the largest shareholder in Q-Entertainment Inc., from July 2000 to March 2003. In June 2003, McCarthy Corporation plc proposed a voluntary arrangement with its creditors pursuant to the legislation of the United Kingdom.

(3)
Mr. Savage served as a director of Consolidated Van Anda Gold Ltd., which became the subject of a cease trade order of the Alberta Securities Commission in February 2002. Mr. Savage resigned as a director of Consolidated Van Anda Gold Ltd. in August 2003.

(4)
Mr. Gayton served as a director of Newcoast Silver Mines Ltd., which became the subject of a cease trade order of the British Columbia Securities Commission in September 2003 and of the Alberta Securities Commission in October 2003 for failure to file financial statements. The orders were revoked in October 2003 and March 2004, respectively.

IF ANY OF THE ABOVE NOMINEES IS FOR ANY REASON UNAVAILABLE TO SERVE AS A DIRECTOR, PROXIES IN FAVOUR OF MANAGEMENT WILL BE VOTED FOR ANOTHER NOMINEE IN THEIR DISCRETION UNLESS THE SHAREHOLDER HAS SPECIFIED IN THE PROXY THAT HIS SHARES ARE TO BE WITHHELD FROM VOTING IN THE ELECTION OF DIRECTORS.

The board of directors of the Company does not have an executive committee. The board of directors of the Company has established an Audit Committee to oversee the retention, performance and compensation of the Company’s independent auditors, and to oversee and establish procedures concerning systems of internal accounting and control. The Audit Committee currently comprises of Robert Gayton, Alan C. Savage and Dave Nickerson.

EXECUTIVE COMPENSATION

The following table sets forth all annual and long-term compensation for services in all capacities to the Company and its subsidiaries for the three most recently completed financial years (to the extent required by National Instrument Form 51-102F6) in respect of John F. Kearney, the Chief Executive Officer of the Company, Alan Taylor, the Chief Operating Officer of the Company, and Danesh Varma, the Chief Financial Officer of the Company (the "Named Executive Officers") in 2006. No other executive officers of the Company were in receipt of salaries or bonuses in excess of $150,000 during the financial year ended December 31, 2006.

SUMMARY COMPENSATION TABLE
		Annual Compensation			Long-Term Compensation
					Awards		Payouts
Name And Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compen-sation ($)	Securities Under Options/ SARs Granted (#)	Shares or Units Subject to Resale Restrictions ($)	LTIP Payouts ($)	All Other Compen-sation ($)
John F. Kearney Chairman, President and Chief Executive Officer	2006 2005 2004	180,000(1) 144,000 110,000	72,000(1) Nil 97,500	Nil Nil Nil	200,000 1,000,000 Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil
Alan B. Taylor Chief Operating Officer (2)	2006 2005 2004	176,069 144,000 119,750	72,000 Nil 50,000	Nil Nil Nil	200,000 700,000 Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil
Danesh Varma Chief Financial Officer (3)	2006 2005	12,000 12,490	Nil Nil	Nil Nil	Nil Nil	Nil Nil	Nil Nil	Nil Nil
(1)	Paid to a private company controlled by John F. Kearney.
(2)	Mr. Taylor was appointed Chief Operating Officer of the Company in March 2004.
(3)	Mr. Varma was appointed Chief Financial Officer of the Company in February 2005.

Long-Term Incentive Plan (LTIP) Awards

The Company does not have a LTIP pursuant to which cash or non-cash compensation intended to serve as an incentive for performance (whereby performance is measured by reference to financial performance or the price of the Company's securities) is paid.

Option/Stock Appreciation Rights ("SAR") Grants During the Most Recently Completed Financial Year

The following table provides details on stock options granted to the Named Executive Officers during the year ended December 31, 2006.

Name	Securities Under Options/SARs Granted (#)	% of Total Options/SARs Granted to Employees in Financial Year	Exercise or Base Price ($/Security)	Market Value of Securities Underlying Options/SARs on the Date of Grant ($/Security)	Expiration Date
John F. Kearney	200,000	14%	$0.90	$162,000	December 13, 2010
Alan B. Taylor	200,000	14%	$0.90	$162,000	December 13, 2010
Danesh Varma	Nil	N/A	N/A	N/A	N/A

(1) The closing price of the common shares of the Company on the TSX on December 12, 2006 was $0.81

Aggregate Option/SAR Exercises During the Most Recently Completed Financial Year and
Financial Year-End Option/SAR Values

The following table sets forth details of all exercises of stock options during the most recently completed financial year by the Named Executive Officers, the number of unexercised options held by the Named Executive Officers at the financial year-end and the value of unexercised in-the-money options on an aggregated basis at the financial year-end.

Name	Securities Acquired on Exercise (#)	Aggregate Value Realized ($)	Unexercised Options/SARs at Financial Year-End (#) Exercisable/ Unexercisable	Value of Unexercised In-the-Money Options/SARs at Financial Year-End(1) ($) Exercisable/ Unexercisable
John F. Kearney	Nil	Nil	1,650,000/Nil	$535,500/Nil
Alan B. Taylor	Nil	Nil	900,000/Nil	$174,000/Nil
Danesh Varma	Nil	Nil	Nil	Nil

(1) The closing price of the common shares of the Company on The Toronto Stock Exchange (the "TSX") on December 29, 2006 was $0.86.

Option and SAR Re-Pricings

There was no re-pricing of stock options under the Company's stock option plan or otherwise during the most recently completed financial year.

Defined Benefit or Actuarial Plan

The Company does not have a defined benefit or actuarial plan.

Termination of Employment, Change in Responsibilities and Employment Contracts

Except as otherwise disclosed herein, the Company and its subsidiaries have no compensatory plan or arrangement in respect of compensation received or that may be received by an executive officer of the Company in the Company's most recently completed or current financial year to compensate such executive officer in the event of the termination of employment (resignation, retirement, change of control) or in the event of a change in responsibilities following a change in control, where in respect of the executive officer the value of such compensation exceeds $100,000.

Composition of Compensation Committee

During 2006, the Compensation Committee consisted of Robert J. Gayton and Alan C. Savage and was responsible for determining the compensation of executive officers of the Company.

Report on Executive Compensation

Historically, the compensation of executive officers of the Company has been comprised primarily of cash compensation and the allocation of incentive stock options. In establishing levels of remuneration and in granting stock options, an executive's performance, level of expertise, responsibilities, length of service to the Company and comparable levels of remuneration paid to executives of other companies of comparable size and development within the industry are taken into consideration. Interested executives do not participate in reviews, discussions or decisions of the Compensation Committee or the board of directors regarding this remuneration.

The general compensation philosophy of the Company for executive officers, including for the Chief Executive Officer, is to provide a level of compensation that is competitive within the North American marketplace and that will attract and retain individuals with the experience and qualifications necessary for the

Company to be successful, and to provide long-term incentive compensation which aligns the interest of executives with those of shareholders and provides long-term incentives to members of senior management whose actions have a direct and identifiable impact on the performance of the Company and who have material responsibility for long-range strategy development and implementation.

The Company's stock option plans are administered by the board of directors of the Company. The stock option plans are designed to give each option holder an interest in preserving and maximizing shareholder value in the longer term, to enable the Company to attract and retain individuals with experience and ability, and to reward individuals for current performance and expected future performance. Stock option grants are considered when reviewing executive officer compensation packages as a whole.

This report on executive compensation was submitted by the Compensation Committee of the Company, comprising of Robert Gayton and Alan C. Savage.

Compensation of Directors

For the financial year 2006, the Company paid each director, other than executive officers, an annual fee of $10,000 plus $500 for each meeting or committee meeting attended. An aggregate of $68,100 was paid to directors for their services as directors during 2006.

From time to time, directors may be retained to provide specific services to the Company and will be compensated on a basis to be negotiated.

The Company has no plans other than the Company's stock option plans previously referred to herein pursuant to which cash or non-cash compensation was paid or distributed to directors during the most recently completed financial year or is proposed to be paid or distributed in a subsequent year. Directors are eligible to participate in the stock option plans. During the financial year ended December 31, 2006, an aggregate of 1,200,000 stock options were granted to directors of the Company.

The following table provides details on stock options granted to the directors who were not Named Executive Officers during the year ended December 31, 2006.

Name	Securities Under Options/SARs Granted (#)	% of Total Options/SARs Granted to Employees in Financial Year	Exercise or Base Price ($/Security)	Market Value of Securities Underlying Options/SARs on the Date of Grant ($/Security) (1)	Expiration Date
Robert Gayton	200,000	14%	$0.90	$162,000	December 13, 2010
John A. MacPherson	200,000	14%	$0.90	$162,000	December 13, 2010
Dave Nickerson	200,000	14%	$0.90	$162,000	December 13, 2010
Alan Savage	200,000	14%	$0.90	$162,000	December 13, 2010

(1)	The closing price of the common shares of the Company on the TSX on December 12, 2006 was $0.81

Insurance

The Company does not currently have any directors’ and officers’ liability insurance or key man insurance.

Performance Graph

The following graph compares the yearly percentage change in the cumulative total shareholder return over the last five financial years of the common shares of the Company, assuming a $100 investment in the common shares of the Company on December 31, 2001, with the TSE 300 Index during such period, assuming dividend reinvestment. The TSE 300 Index was replaced by the S&P/TSX Composite Index on May 1, 2002. The historical values of the TSE 300 Index and the S&P/TSX Composite Index are identical for the period in question (December 31, 2001 to December 31, 2006).

CUMULATIVE VALUE OF A $100 INVESTMENT AS OF DECEMBER 31

900
800
700
600
500
400
300
200
100
0
2001
2002
2003
2004
2005
2006
CZN
S&P/TSX

DATA	2001	2002	2003	2004	2005	2006
CZN	100	124	776	353	500	506
S&P/TSX	100	86	107	120	147	168

Indebtedness of Directors and Executive Officers

No director or executive officer, or associate or affiliate of any such director or executive officer, is, or at any time, since the beginning of the most recently completed financial year of the Company, was indebted to the Company.

INTEREST OF INFORMED PERSONS IN MATERIAL TRANSACTIONS

No informed person or proposed director of the Company, or any associate or affiliate of any informed person or proposed director, has had a material interest, direct or indirect, in any transaction of the Company since the commencement of the Company's last fiscal year or in any proposed transaction which has materially affected or would materially affect the Company, other than of payments aggregating $568,169 made to directors and/or corporations controlled by directors representing executive compensation and/or management consulting fees.

Certain directors and/or officers of the Company participated in private placement financings of the Company during the most recently completed fiscal year.

The Company granted stock options to certain directors and/or officers of the Company during the most recently completed financial year.

MANAGEMENT CONTRACTS

Except as otherwise disclosed herein, no management functions of the Company are performed to any substantial degree by a person other than the directors or executive officers of the Company.

DISCLOSURE OF CORPORATE GOVERNANCE PRACTICES

The following discloses the Company’s corporate governance practices as required by National Instrument 58-201.

Independence of Members of Board

The Company’s board of directors currently consists of six directors. Four of the directors, Robert Gayton, Dave Nickerson, John MacPherson and Alan Savage, being a majority, are considered independent of management and of any significant shareholder and are considered competent to exercise independent judgment in carrying out their responsibilities as directors. None of these have any direct or indirect material relationship with the Company or have any relationship pursuant to which they may accept directly or indirectly any consulting, advisory or other compensatory fees, other than as remuneration for acting in his capacity as a member of the Board of Directors or any committee thereof. Robert Gayton is not and never has been an employee of the Company. Mr. Gayton did serve as a part-time interim Chief Financial Officer of the Company prior to December 2004. John MacPherson served as Chairman of the Company prior to July 2003 and prior to that time was also an employee of the Company. In the view of the Company’s Board of Directors, the above described relationships, which have terminated, do not reasonably interfere with the exercise of independent judgment by Mr. Gayton or Mr. MacPherson. Mr. Gayton is a member of the Audit Committee and is considered independent in reliance on the exemption in Section 3.6 of Multilateral Instrument 52-110. The Chairman of the Board, John F. Kearney, is not independent in that he is also President and Chief Executive Officer of the Company. Alan B. Taylor is not independent as he is the Vice-President Exploration and Chief Operating Officer of the Company.

The Board has not appointed a lead director. The Chairman of each of the Audit Committee and the Compensation Committee is an independent director, who provides leadership to those committees, and the Chairman of the Board does not sit on either committee.

Supervision by the Board

The Chief Executive Officer and Chief Operating Officer report upon the operations of the Company directly to the Board on a regular basis. The independent directors are able to meet at any time they consider necessary without any members of management, including non-independent directors, being present. The Audit Committee is composed of independent directors who meet with the Company’s auditors, and without management in attendance if considered necessary or desirable. The independent directors have regular and full access to management and are able to meet at any time without the non-independent directors being present if considered necessary or desirable.

Participation of Directors in Other Reporting Issuers

The participation of the Directors in other reporting issuers is described in the following table:

Name of Director	Name of Other Reporting Issuer
Robert Gayton
Amerigo Resources Limited
Bravo Venture Group
Doublestar Resources Ltd.
Eaglecrest Explorations Ltd.
Intrinsyc Software International, IncNevsun Resources Ltd.
Northern Orion Resources Inc.
Quaterra Resources Inc.
Rio Forturna Exploration Corp.
Southern Silver Exploration Corp.
Western Copper Corporation

John F. Kearney	Anglesey Mining plc Avnel Gold Mining Limited Conquest Resources Limited Minco plc Scandinavian Minerals Limited Sulliden Inc.
John MacPherson	Tower Energy Ltd.
Dave Nickerson	Tyhee Development Corp. International X-Chequer Resources Inc.
Alan C. Savage	Doublestar Resources Ltd. Copper Ridge Exploration Ltd.
Alan Taylor	Sunrise Minerals Inc.

Participation of Directors in Board Meetings

In the year ended December 31, 2006, nine board meetings were held. The attendance record of each director for the board meetings held is as follows:

Name of Director	Number of Board Meetings
Robert Gayton	6
John F. Kearney	9
John A. MacPherson	9
Dave Nickerson	9
Alan C. Savage	8
Alan B. Taylor	8

Board Mandate

The Board does not have a written mandate. The mandate of the Board is to supervise the management of the business and affairs of the Company. As part of its overall stewardship the Board of Directors assumes responsibility for strategic planning, identification of the principal risks associated with the Company’s business and ensuring appropriate management of these risks and making all senior officer appointments, including responsibility for evaluating performance, management development and succession planning.

Position Descriptions

The Board has not developed written position descriptions for the Chair of the Board or the Chairs of each of the Committees. The Board is of the view that the role and responsibilities of the Chair and of the Chairs of the respective Committees are sufficiently specific that no separate written position descriptions would be helpful.

The Company does not have an employment contract, or a written position description, in place with its President and Chief Executive Officer. The Chief Executive Officer is responsible for the day to day operations of the Company and reports directly to the Board of Directors on a regular basis. The Board responds to, and if it considers appropriate, approves with such revisions as it may require, recommendations which have been brought forward by the Chief Executive Officer. In addition to those matters which by law must be approved by the Board, all significant activities and actions proposed to be taken by the Company including in particular: capital budgets; financing; property acquisitions or dispositions; senior appointments and compensation are subject to approval by the Board of Directors.

Orientation and Continuing Education

The Company does not have a formal orientation or education program for directors. New Board members are provided with information respecting the functioning of the Board of Directors and its Committees. In addition, new directors receive copies of Board materials, corporate policies and procedures, and other information regarding the business and operations of the Company. Board members are expected to keep themselves current with industry trends and developments and are encouraged to communicate with management and, where applicable, auditors and technical consultants of the Company, and visit the Company’s offices on a regular basis. Board members have access to legal counsel to the Company in the event of any questions or matters relating to the Board members’ corporate and director responsibilities and to keep themselves current with changes in legislation. Board members have full access to the Company’s records and general industry information and material of interest is circulated to directors on a regular basis.

Ethical Business Conduct

The Board assumes responsibility for the Company’s approach to corporate governance matters. The Board views good corporate governance and ethical business conduct as an integral and essential component to the supervision and management of the Company and to meet responsibilities to shareholders, employees and other stakeholders. The Board has not adopted a written code for directors, officers and employees. The Board conducts periodic reviews of the Company’s corporate governance practices and procedures in the light of applicable rules and guidelines and the current status and stage of development of the Company.

Directors are expected to adhere to all corporate law requirements in respect of any transaction or agreement in which they may have a material interest. It is a requirement of applicable corporate law that directors who have an interest in a transaction or agreement with the Company promptly disclose that interest at any meeting of the Board at which the transaction or agreement will be discussed and abstain from discussions and voting in respect to same if the interest is material. Where appropriate any director having a material conflict of interest will be expected to withdraw from the meeting and not participate in the meeting where such matter is being considered so that the remaining directors may properly exercise independent judgment.

Nomination of Directors

The Board has not appointed an independent Nominating Committee. Nominations, if and when they arise, are generally the result of formal or informal discussions with members of the Board or recommendations by members of the Board. Nominations to the Board are determined, after appropriate review and investigation, by the Board of Directors as a whole.

Compensation

The Board has appointed a Compensation Committee which has responsibility for determining compensation for the directors and senior management. See “Report on Executive Compensation” above.

The Compensation Committee is comprised of Robert Gayton and Alan Savage. All members of the Compensation Committee are considered independent. Mr. Gayton served as part-time acting Chief Financial Officer prior to December 2004. The Board does not consider that such relationship interferes with Mr. Gayton’s ability to function independently on the Compensation Committee. The Committee makes recommendations to the Board with regard to the compensation of the Company’s directors. The Committee makes recommendations to the Board with respect to the compensation of the President and Chief Executive Officer. The Compensation Committee meets as requested by the Board or the Chief Executive Officer, or as considered desirable by the Committee. The Compensation Committee has the authority to retain independent advisors as it may deem necessary or appropriate to allow it to discharge its responsibilities. The Compensation Committee has not retained a compensation consultant or advisor since the beginning of the 2006 financial year.

Other Committees

The Board does not have any standing committees other than the Audit Committee and the Compensation Committee.

Assessment

The Board of Directors continuously reviews on an ongoing informal basis the effectiveness of the Board as a whole and the effectiveness, contribution and performance of the Board, its committees and individual directors. Each year, when it determines the number of directors to be elected at the annual meeting of shareholders, the Board considers its appropriate size and composition to properly administer the affairs of the Company and to effectively carry out the duties of the Board, given the Company’s current status and stage of development.

AUDIT COMMITTEE DISCLOSURE

The Company's audit committee is governed by a written charter that sets out its mandate and responsibilities. A copy of this charter and the disclosure on the Audit Committee required by National Instrument 52-110 is contained under the heading "Audit Committee Information" in the Company's Annual Information Form for the year ended December 31, 2006 which may be viewed under the Company's profile on SEDAR at www.sedar.com..

EQUITY COMPENSATION PLAN INFORMATION

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (December 31, 2006) (a)	Weighted-average exercise price of outstanding options, warrants and rights (December 31, 2006) (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (December 31, 2006) (c)
Equity compensation plans approved by securityholders	4,780,000	$0.66	5,979,021
Equity compensation plans not approved by securityholders	Nil	Nil	Nil
Total	4,780,000		5,979,021

Under the stock option plan of the Company (the "Stock Option Plan"), options to purchase common shares of the Company may be granted to employees, officers and directors of the Company or subsidiaries of the Company and other persons or companies engaged to provide ongoing management or consulting services ("service providers") for the Company or any entity controlled by the Company. In determining the number of common shares of the Company subject to each option granted under the Stock Option Plan, consideration is given to the present and potential contribution by such person or company to the success of the Company.

APPOINTMENT OF AUDITORS

Unless such authority is withheld, the persons named in the accompanying proxy intend to vote for the re-appointment of Ernst & Young LLP, as auditors of the Company for the 2007 fiscal year, and to authorize the directors to fix their remuneration. Ellis Foster merged with Ernst & Young LLP in 2005. Ellis Foster were first appointed as auditors of the Company in 1991.

PARTICULARS OF OTHER MATTERS TO BE ACTED UPON

Re-approval of 10% Rolling Stock Option Plan

The Company currently has a 10% rolling stock option plan, approved by shareholders in 2004 and implemented in early 2005 (the "10% Rolling Plan"). The 10% Rolling Plan provides that the number of common shares which may be issued pursuant to options granted under the 10% Rolling Plan or otherwise is a maximum of 10% of the issued and outstanding common shares at the time of the grant. The TSX requires the 10% Rolling Plan to be approved and ratified by shareholders every three years. Accordingly, the Company is seeking the re-approval of the 10% Rolling Plan, including amendments to permit the directors of the Company from time to time in their absolute discretion to amend, modify and change certain provisions of an option or the 10% Rolling Plan without obtaining approval of shareholders, as described in item 8 below.

The effect of the 10% Rolling Plan is that at any point in time, the Company may have stock options outstanding for the purchase of up to 10% of issued capital of the Company. Based upon the issued capital of the Company and the number of outstanding stock options as at May 4, 2007, the Company can issue an additional 6,534,021 stock options.

There are currently 4,270,000 stock options issued and outstanding under the Stock Option Plan, representing 4.0% of the Company's issued and outstanding share capital as at May 4, 2007. There were 4,780,000 stock options issued and outstanding under the Stock Option Plan, representing 4.4% of the Company issued and outstanding share capital as at December 31, 2006.

Based upon the issued capital of the Company as at December 31, 2006 and the number of the then outstanding stock options, a further 5,979,021 shares remained available for issuance under the Stock Option Plan as at that date. Based upon the issued capital of the Company as at May 4, 2007 and the number of currently outstanding stock options, a further 6,534,021 shares remained available for future issuance under the Stock Option Plan as at that date. Additional stock options may be granted as additional shares are issued by the Company.

The purpose of the 10% Rolling Plan is to attract and motivate directors, officers, employees of and service providers to the Company and its subsidiaries (collectively the "Optionees") and thereby advance the Company's interests by affording such persons with an opportunity to acquire an equity interest in the Company through the stock options. The 10% Rolling Plan authorizes the board of directors (or compensation committee) to grant stock options to the Optionees on the following terms:

1.
The number of shares subject to each stock option is determined by the board of directors (or compensation committee) provided that the 10% Rolling Plan, together with all other previously established or proposed share compensation arrangements, may not result in:

(a)	the number of common shares of the Company reserved for issuance pursuant to stock options granted to insiders exceeding 10% of the outstanding issue;

(b)	the issuance, to insiders of the Company of a number of common shares of the Company exceeding, within a one year period, 10% of the outstanding issue; or

(c)	the issuance, to any one insider of the Company and such insider’s associates, of a number of common shares of the Company exceeding, within a one year period, 5% of the outstanding issue.

The outstanding issue is determined on the basis of the number of common shares of the Company outstanding immediately prior to any share issuance, excluding shares issued pursuant to share compensation arrangements over the preceding one-year period.

2.
The maximum number of common shares of the Company which may be issued pursuant to stock options granted under the 10% Rolling Plan, unless otherwise approved by shareholders, is 10% of the issued and outstanding common shares at the time of the grant. Any increase in the issued and outstanding common shares will result in an increase in the available number of common shares issuable under the 10% Rolling Stock Option Plan, and any exercises of stock options will make new grants available under the plan.

3. The 10% Rolling Plan must be approved and ratified by shareholders every three years.

4.	The exercise price of an option may not be set at less than the closing price of the common shares of the Company on the TSX on the trading day immediately preceding the date of grant of the option.

5.
The options may be exercisable for a period of up to ten years, such period and any vesting schedule to be determined by the board of directors (or compensation committee) of the Company, and are non-assignable, except in certain circumstances.

6.
The options can be exercised by the Optionee as long as the Optionee is a director, officer, employee or service provider to the Company or its subsidiaries or within a period of not more than 90 days after ceasing to be a director, officer, employee or service provider (or such longer period as may be approved by the board of directors of the Company and, if required, the TSX) or, if the Optionee dies, within one year from the date of the Optionee's death.

7.	On the receipt of a takeover bid or change of control, any unvested options shall be immediately exercisable.

8.
The Directors may from time to time in the absolute discretion of the Directors amend, modify and change the provisions of an option or the 10% Rolling Plan without obtaining approval of shareholders to:

(a) make amendments of a "housekeeping” nature;

(b) change vesting provisions;

(c)	change termination provisions for an insider provided that the expiry date does not extend beyond the original expiry date;

(d)	change termination provisions which does extend beyond the original expiry date for an optionee who is not an insider;

(e) reduce the exercise price of an option for an optionee who is not an insider;

(f)
implement a cashless exercise feature, payable in cash or securities, provided that such feature provides for a full deduction of the number of shares from the number of shares reserved under the 10% Rolling Plan; and

(g) make any other amendments of a non-material nature which are approved by the TSX.

All other amendments will require approval of shareholders and the TSX.

A copy of the 10% Rolling Plan is available for viewing up to the date of the Meeting at the Company's offices at Suite 1710, 650 West Georgia Street, Vancouver, British Columbia, and at the Meeting.

The approval of the 10% Rolling Stock Option Plan requires the affirmative vote of the holders of a majority of the issued and outstanding common shares of the Company entitled to vote and represented in person or by proxy at the Meeting other than the votes attaching to common shares beneficially owned by insiders to whom stock options may be issued pursuant to the 10% Rolling Stock Option Plan and their associates. Such persons currently hold, directly or indirectly, or exercise control or direction over approximately 822,409 common shares (less than one percent of the currently issued and outstanding common shares).

Shareholders will be asked at the Meeting to consider, and if thought fit, approve with or without variation, the ordinary resolution in the form set forth below:

"RESOLVED, as an ordinary resolution, that the 10% rolling stock option plan of the Company pursuant to which the aggregate number of common shares of the Company which may be issued to directors, officers, employees and service providers of the Company and its subsidiaries may not exceed 10% of the issued and outstanding common shares at the time of the grant, as described in the information circular of the Company, be and is hereby authorized and re-approved, all unallocated stock options issuable pursuant to the 10% rolling stock option plan of the Company be and are hereby approved and authorized for issuance until the date that is three years from the date of this annual general meeting, and any one director or officer of the Company be and is hereby authorized and directed to effect the foregoing."

If approved by shareholders of the Company, the 10% Rolling Stock Option Plan will take effect upon approval by the TSX.

Previously issued stock options of the Company will continue unaffected whether or not the foregoing resolution is approved by the shareholders of the Company. If the foregoing resolution is not approved by the shareholders of the Company, previously issued stock options of the Company that are cancelled or exercised will not become available for re-allocation.

The directors of the Company believe the passing of the foregoing ordinary resolution is in the best interests of the Company and recommend that shareholders of the Company vote in favour of the resolution.

The persons named as proxies in the enclosed form of proxy intend to cast the votes represented by proxy in favour of the foregoing resolution unless the holder of common shares who has given such proxy has directed that the votes be otherwise cast.

ADDITIONAL INFORMATION

Additional information relating to the Company is available under the Company's profile on SEDAR at www.sedar.com and on the Company's website at www.canadianzinc.com. Financial information is provided in the Company’s Financial Statements and MD & A for the year ended December 31, 2006.

Shareholders may request copies of the Company’s Financial Statements, MD & A and Annual Information Form by contacting the Company at:

Suite 1710, 650 West Georgia Street
Vancouver, BC V6B 4N9
Tel: (604) 688-2001 Fax: (604) 688-2043
Email: invest@canadianzinc.com

* * * * * * * *
OTHER MATTERS

Management of the Company is not aware of any other matter to come before the Meeting other than as set forth in the notice of Meeting. If any other matter properly comes before the Meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares represented thereby in accordance with their best judgment on such matter.

The contents and sending of this Information Circular have been approved by the directors of the Company.

DATED at Vancouver, British Columbia as of the 11th day of May, 2007.

BY ORDER OF THE BOARD OF DIRECTORS

(Signed)
John F. Kearney
Chairman